UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2010

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 11, 2010, YRC Worldwide (the “Company”), as Performance Guarantor, Yellow Roadway Receivables Funding Corporation (“YRRFC”), as Seller, the Co-Agents and the Purchasers party thereto entered into Amendment No. 18 (the “ABS Amendment”) to the Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008 (as amended, the “ABS Facility”), among the Seller, Falcon Asset Securitization Company LLC, Three Pillars Funding LLC and Amsterdam Funding Corporation, as Conduits; the financial institutions party thereto, as Committed Purchasers; Wells Fargo Bank, N.A. (successor to Wachovia Bank, National Association), as Wells Fargo Agent and LC Issuer, SunTrust Robinson Humphrey, Inc., as Three Pillars Agent; The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), as Amsterdam Agent; and JPMorgan Chase Bank, N.A., as Falcon Agent and Administrative Agent. The ABS Amendment:

•	reduces the aggregate commitments under the ABS Facility from $400 million to $350 million; and

•

modifies certain calculations under the ABS Facility to reduce the impact of negative effects that the integration of Yellow Transportation and Roadway has had on the ability of the Seller to borrow under the ABS Facility. As a result of the ABS Amendment, solely for the period beginning on June 11, 2010 and ending on July 2, 2010, the Seller will be able to borrow additional amounts under the ABS Facility. As of June 11, 2010, the incremental availability under the ABS Facility after giving effect to these modifications would have been approximately $22 million.

In connection with the ABS Amendment, the Company paid fees to the Co-Agents equal to two percent of the reduced aggregate commitments described above, or $7.0 million (the “Closing Fees”). The Closing Fees were paid by the Company by the issuance to the Co-Agents (or their designees) of an aggregate of 25.4 million shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), which number of shares was calculated by dividing the aggregate Closing Fees by the average closing price of the Common Stock over the five business days occurring immediately prior to the date of the ABS Amendment.

The description of the ABS Amendment is qualified in its entirety by the text of the ABS Amendment which is attached hereto as Exhibit 10.1 and incorporated by reference.

A copy of the news release announcing the ABS Amendment is attached hereto as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is hereby incorporated into this Item 3.02. The Company issued the Shares in a private placement to the Co-Agents in reliance upon an exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder.

The Shares have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 7.01.	Regulation FD Disclosure.

On June 14, 2010, the Company provided updated information regarding operating results, volume trends and liquidity challenges. A copy of the news release announcing the operating results, volume trends and liquidity challenges is attached hereto as Exhibit 99.1.

Based on the recent fluctuations in the equity markets and with the end of the second quarter approaching, the Company has ceased issuing shares of its common stock pursuant to its previously announced at-the-market offerings. As of May 31, 2010, the Company had issued approximately 45 million shares of its common stock with aggregate gross sales proceeds of approximately $16 million pursuant to the at-the-market offerings. The Company may decide to utilize the at-the-market offerings in the future to issue additional shares of its common stock depending on a number of factors, including (among others) the trading price and volume of the Company’s common stock and its liquidity needs.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment No. 18, dated as of June 11, 2010, to ABS Facility.

99.1	News release dated June 14, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: June 14, 2010	By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 18, dated as of June 11, 2010, to ABS Facility.

99.1	News release dated June 14, 2010.

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